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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Separate Account Ten of Integrity Life Insurance Company

Address of Principal Business Office: 515 West Market Street, Louisville, KY
                                      40202

Telephone Number (including area code): (502) 582-7900

Name and address of agent for service of process:

                                 Kevin L. Howard
                        Integrity Life Insurance Company
                             515 West Market Street
                              Louisville, KY 40202

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES[X] NO[ ]
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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, Integrity Life Insurance Company has caused this notification of registration to be duly signed on behalf of the Registrant in the city of Louisville and state of Kentucky on the 5th day of February, 1998.

[SEAL]                              Separate Account Ten of
                                    Integrity Life Insurance Company
                                          (Name of Registrant)

                                    By: Integrity Life Insurance Company


                                    By: /s/  Kevin L. Howard
                                        ----------------------
                                    (Name of director, trustee or officer
                                    signing on behalf of Registrant)

Attest: /s/  Cara M. Page
        -----------------------
            (Name)

        Assistant Secretary
        -----------------------
            (Title)